                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CUISINE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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


                             CUISINE SOLUTIONS, INC.
                              85 SOUTH BRAGG STREET
                           ALEXANDRIA, VIRGINIA 22312
                                 (703) 270-2900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cuisine Solutions, Inc. (the "Company") will be held at the Hyatt Dulles Hotel, 2300 Dulles Corner Boulevard, Herndon, Virginia, 20171 on Tuesday, October 16, 2001, at 10:00 a.m., local time, for the following purposes:

1. To elect seven directors to hold office for one year or until their successors are elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only the stockholders of record at the close of business on September 20, 2001 will be entitled to vote at the Annual Meeting.

      All stockholders are requested to be present at the Annual Meeting in person or by proxy. For the convenience of those stockholders who do not expect to attend the Annual Meeting in person and desire to have their stock voted, a form of proxy and an envelope for which no postage is required, are enclosed. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

      Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the Annual Meeting. Your cooperation is appreciated since a majority of the outstanding shares of Common Stock of the Company must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting.

By Order of the Board of Directors


Jean-Louis Vilgrain
Chairman of the Board

Alexandria, Virginia
September 30, 2001

                             CUISINE SOLUTIONS, INC.
                              85 SOUTH BRAGG STREET
                           ALEXANDRIA, VIRGINIA 22312

                                 PROXY STATEMENT

      This Proxy Statement is furnished to stockholders of Cuisine Solutions, Inc., a Delaware corporation (the "Company") in connection with the Annual Meeting of Stockholders to be held on October 16, 2001 (the "Annual Meeting"). This Proxy Statement, the notice to stockholders, and the enclosed proxy card are being mailed to stockholders of the Company on or about September 30, 2001.

                             SOLICITATION OF PROXIES

      Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company (the "Board"). The individuals named as proxies are Mr. Jean-Louis Vilgrain and Mr. Stanislas Vilgrain. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors, and by the other employees of the Company. All costs of solicitation of proxies will be borne by the Company.

      All shares of common stock of the Company, par value $.01 per share ("Common Stock"), represented by proxies received will be voted in accordance with the instructions contained therein. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees listed herein. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      At the close of business on September 20, 2001, there were 14,824,758 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote per share. Stockholders do not have cumulative voting rights in the election of directors to the Board. A list of stockholders of the Company at the close of business on September 20, 2001 will be available for inspection during normal business hours during the ten days prior to the meeting at the offices of the Company at 85 South Bragg Street, Alexandria, Virginia 22312, and will also be available at the meeting. Only stockholders of record at the close of business on September 20, 2001 will be entitled to vote at the Annual Meeting.

      For purposes of determining the presence of a quorum and counting votes on the matters presented, shares represented by abstentions and "broker non-votes" will be counted as present, but not as votes cast, at the Annual Meeting. Under Delaware law and the Company's By-Laws, the election of directors at the Annual Meeting will be determined on the basis of a percentage of votes cast at the Annual Meeting and requires the affirmative vote of the holders of a plurality of the Company's Common Stock represented and voting at the Annual Meeting for approval. All other matters expected to be submitted for consideration at the Annual Meeting require the affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the Annual Meeting for approval.

      The following table sets forth, as of September 20, 2001, certain information as to the number of shares of Common Stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock based upon reports on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") or other reliable information.

                                                          Amount and
                                                           Nature of
                                                          Beneficial            Percent of
Name and Address of Beneficial Owner (1)                   Ownership               Class
---------------------------------------------------    ------------------    ------------------
Food Research Corporation                                  8,520,588              57.48%
85 South Bragg Street, Suite 600
Alexandria, Virginia 22312

Gruber McBaine Capital Management                          1,632,657              11.01%
50 Osgood Place
San Francisco, California  94133

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting -or investment power with respect to securities.

      The following table sets forth as of September 20, 2001 the beneficial ownership of each director, nominee for director, each named executive officer, and the directors and executive officers of the Company as a group.


Name of Beneficial Owner                                              Amount and
                                                                      Nature of               Percent
                                                                 Beneficial Ownership         of Class

Jean-Louis Vilgrain............................................      8,570,588  (1)             57.8%
Sebastien Vilgrain.............................................      8,533,088  (1)             57.6%
Stanislas Vilgrain ............................................      9,237,338  (1)             62.3%
Robert Murphy .................................................        159,000  (2)              1.1%
Charles McGettigan.............................................        519,700  (3)              3.5%
David Jordan...................................................         30,000  (4)                *
Nancy Schaefer.................................................         25,000  (4)                *
Robert van Roijen..............................................         33,300  (5)                *
Directors, nominees and executive officers
  as a group (8 persons).......................................      8,135,388                  54.9%

---------------
*     Less than one percent.

(1) Jean-Louis Vilgrain, Chairman of the Company, is Chairman and President of Food Research Corporation, a Delaware corporation ("FRC"). FRC is a controlled subsidiary of Secria Europe, S.A. ("Secria Europe"). Jean-Louis Vilgrain is also a director of Secria Europe. The equity ownership of Secria Europe is held in equal amounts by the five children of Jean-Louis Vilgrain, including Stanislas Vilgrain, an officer and director of the Company, and Sebastian Vilgrain, a director of the Company. As a result of his directorship in Secria Europe and his position as President and director of FRC, Jean-Louis Vilgrain may be deemed to be the beneficial owner of the 8,520,588 shares of Common Stock held directly by FRC. In addition, as a result of their ownership of a 20% equity interest in Secria Europe, respectively, Stanislas and Sebastian Vilgrain each may be deemed to be the beneficial owner of these 8,520,588 shares of Common Stock of the Company held by FRC. The beneficial ownership of Jean-Louis Vilgrain also includes 50,000 shares issuable pursuant to options granted under the 1999 Plan. The beneficial ownership of Sebastian Vilgrain also includes 12,500 shares issuable pursuant to the options granted under the 1999 Stock Option Plan. The beneficial ownership of Stanislas Vilgrain also includes 405,250 shares issuable pursuant to options granted under stock option plans of the Company, including the Company's 1992 Stock Option Plan (the "1992 Plan") and the Company's 1986 Stock Option Plan and 311,500 shares privately owned and held.

(2) Includes shares issuable pursuant to options granted under the 1992 & 1999 Stock Option Plan in the amount of 155,000 for Robert Murphy and 4,000 shared owned.

(3) The beneficial ownership of Charles McGettigan includes 455,700 controlled through the investment group Proactive Partners where Mr. McGettigan is a General Partner, 50,000 shares issuable under the 1999 stock option plan and 14,000 shares owned.

(4) The beneficial ownership of David Jordan includes 25,000 shares issuable pursuant to under the 1999 Stock Option Plan, and 5,000 shares owned. The beneficial ownership of Nancy Schaefer includes 25,000 shares issuable under the 1999 Stock Option Plan.

(5) The beneficial ownership of Robert Van Roijen includes 12,500 shares issuable under the 1999 Stock Option Plan, and 20,800 shares owned.


                              ELECTION OF DIRECTORS

      Seven nominees for director are to be elected to the Board for one year to serve until the Annual Meeting of Stockholders in 2002 or until their successors are elected and qualified. All nominees, besides Mr. Robert Murphy, are currently serving as directors.

      Unless otherwise specified, proxies received will be voted for the election of the seven nominees to the Board set forth below. All such nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. Each director will be elected to the Board by a plurality vote of Common Stock represented, in person or by proxy, at the Annual Meeting. Therefore, an abstention from voting will be counted neither for nor against the election of any nominee for director to the Board.

      The name, principal occupation and selected biographical information of each nominee to the Board are set forth below:

      Mr. Jean-Louis Vilgrain, age 67, has been Chairman of the Company since September 1977 and has served as director since November 1974. In addition, Mr. J.L. Vilgrain served as Chief Executive Officer of the Company from September 1977 until October 1993. Mr. J.L. Vilgrain is Chairman and President of the JLVilgrain Group, and is President of Secria Europe, a French holding company controlling the JLVilgrain Group. The JLVilgrain Group is an international consortium of food related businesses and industries with interests ranging from production engineering to retail food establishments. He is also Chairman and President of FRC, the majority stockholder of the Company, and a holding company for certain African and Pacific Rim companies. Mr. J.L. Vilgrain was President from 1978 to 1989 of Grands Moulins de Paris, an international milling and food processing company incorporated in France.

      Mr. Stanislas Vilgrain, age 42, was appointed President and Chief Executive Officer in October 1993, having served as President and Chief Operating Officer of the Company since June 1991 and as a director since 1991. He served as President of the Vie de France Culinary Division from July 1987 to June 1991. Previously, he was employed by Vie de France Corporation as Director of Staff Operations from August 1986 through June 1987. He was Manager of the Vie de France Corporation's San Francisco bakery from January 1986 through August 1986, after having served as Assistant Manager of the Denver bakery from July 1984 through December 1985. Prior to joining Vie de France Corporation, he was Assistant to the Director of Research & Development for the Bakery Division of Grands Moulins de Paris from June 1983 to July 1984, and was Regional Manager of Operations and

Sales from July 1982 through May 1983 for O.F.U.P., a publication distributor in Paris, France. Mr. Stanislas Vilgrain is the son of Mr. Jean-Louis Vilgrain and the brother of Mr. Alexandre Vilgrain.

      Mr. Charles McGettigan, age 56, was a co-founder and is a general partner of Proactive Investment Managers, L.P. which is the general partner of Proactive Partners, L.P., a San Francisco-based merchant banking fund. Mr. McGettigan is a graduate of Georgetown University and has been an investment banker since receiving his MBA in Finance from the Wharton School at the University of Pennsylvania in 1969. From 1970 to 1978 Mr. McGettigan was with Blyth Eastman Dillon's corporate finance department in New York and then in San Francisco from 1978 to 1980. In 1975, he was made a partner at Blyth and a Senior Vice President in 1978. He was a Senior Vice President of Dillon, Read & Co., running its corporate finance activities in San Francisco from 1980 through 1982. In January 1983, Mr. McGettigan was a founding partner of Woodman, Kirkpatrick & Gilbreath, which was sold to Hambrecht & Quist in September 1984. Mr. McGettigan was a co-founder, in November 1988, and continues to be a managing director of McGettigan, Wick & Co., Inc., an investment banking firm. Mr. McGettigan currently serves on the Boards of Directors of Modtech Inc., Onsite Energy Corporation, PMR Corporation, Sonex Research, Inc. and Tanknology-NDE Corp. He became a member of the Board in 1997.

      Mr. David Jordan, age 48, is Vice President for Pepsi Cola North America Fountain Division. From 1996 until recently Mr. Jordan was Senior Vice President of Business Development for Shoney's Corporation. He served as President of Sonic Corporation's Sonic Industries Franchising Subsidiary from 1994 to 1996. From 1989 to 1994 Mr. Jordan was Director of National Accounts for Coca-Cola's Fountain Division and prior to that was District Manager for Proctor and Gamble's Foodservice Division for 10 years. Mr. Jordan served as an Army Lieutenant for the 82nd Airborne Command at Fort Bragg as a Master Parachuter for three and a half years. He became a member of the Board in October 1998.

      Mr. Sebastien Vilgrain, age 29, serves as Director of Sales and Business Development at the Paris-based SETUCAF/SOMDIAA, a holding company that trades in agricultural raw materials. Prior to joining SETUCAF in 1999, Mr.Vilgrain operated in French-speaking African marketplace, working on the development and implementation of the commercial network for the Eurafrique Industry, a procurement platform for the agro- industry. A native of France, he studied business marketing in England and the United States from 1989 to 1993.

      Mr. Robert van Roijen, age 62, is the President of Tox Financial Company, a money management firm in Winter Park Florida. Mr. Van Roijen is also founding partner of Patience Partners, a hedge fund specializing in small capitalization stocks. Mr. Van Roijen is a graduate of Harvard College, and after three years of military service as an officer, he joined IBM. From 1977 to 1987, he was President and Chairman of the Board of Control Laser Corporation, a manufacturer of industrial lasers. He founded Tox Financial Company in 1988, and he is currently a director of Quixote Corporation, and Security Storage Company of Washington D.C.

        Mr. Robert Murphy joined the Company in November 1997 and was appointed Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Murphy was with Edwards Baking Company since 1993 holding the positions of Senior Director of Acquisitions and New Business Integration's and Operations Controller. Mr. Murphy worked with Bunge Foods in the bakery and dairy industrial ingredient divisions in senior accounting positions since 1988 prior to joining the Edwards Baking Company. Prior to 1988, Mr. Murphy managed the accounting functions for a Burger King franchisee group and began his food industry career with the Grand Union Company, spending five years in retail supermarket operations.

      Mrs. Nancy Schaefer and Mr. Alexandre Vilgrain have resigned from the Board of Directors and chosen not to be re-elected due to personnel and business conflicts.

BOARD COMMITTEES AND MEETINGS

      Committees of the Board include the Audit Committee, the Stock Option Committee, the Compensation Committee and the Technology Committee.

      The Audit Committee consists of Mr. David Jordan. Mrs. Nancy Schaefer resigned from her position as a director and Audit Committee member. The Audit Committee's functions include making recommendations to the Company regarding the selection of independent accountants, conferring with the independent accountants and reviewing the scope and fees of the prospective annual audit and the results of their work. The Audit Committee reviews the Company's financial statements and the adequacy of the internal auditing, accounting, financial controls and procedures. The committee held three meetings during fiscal year 2001, and each committee member attended all meetings.

      The Stock Option Committee was established pursuant to the adoption of the 1992 and 1999 Plans and is made up of Mr. McGettigan and Mr. Jordan. The Stock Option Committee's function is to grant options to eligible employees and to administer the 1992 Plan and the 1999 Plan. The committee held three meetings during fiscal year 2001. Each committee member attended all meetings.

      The Compensation Committee consists of Mr. McGettigan and Mr. Jordan. The Compensation Committee's function is to review and approve all compensation packages totaling over $99,500. The committee held three meetings during fiscal year 2001. Each committee member attended all meetings.

      The Board currently does not have a nominating committee. Although there are no formal procedures for the stockholders to nominate persons to serve on the Board, the Board will consider recommendations from stockholders, which should be addressed to Robert Murphy, Chief Financial Officer of the Company, at the Company's address.

      During fiscal year 2001, there were four meetings of the Board of Directors. Each Board member attended the meeting during his respective directorship, with the exception of Mr. A. Vilgrain, who was unable to attend any of the meetings.

SECTIONS 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more that ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company.

      Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during the last fiscal year all required filings were timely made as required by Section 16(a). SEC rules require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and ten percent stockholders in this Proxy Statement.

NOTICE OF DELISTING FROM NASDAQ

      On November 30, 1998, the Company was notified by the NASDAQ Stock Market, Inc., that the Company failed to maintain a closing bid price of greater than or equal to $1.00 in accordance with Marketplace Rule 4450(a) under Maintenance Standard 1. The Company was delisted from the NASDAQ at the close of trading on November 30, 1998. The Company currently trades on the NASDAQ OTC Bulletin Board Market Quotation System.

                        EXECUTIVE OFFICERS OF THE COMPANY

      In addition to Jean-Louis Vilgrain and Stanislas Vilgrain for whom biographical information is included under "ELECTION OF DIRECTORS," the following are executive officers of the Company:

NAME                   AGE  OFFICE HELD WITH COMPANY                           SINCE
----                   ---  -------------------------                          -----
Robert Murphy          38   Vice President and Chief Financial Officer         1997

        Mr. Murphy joined the Company in November 1997 and was appointed Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Murphy was with Edwards Baking Company since 1993 holding the positions of Senior Director of Acquisitions and New Business Integration's and Operations Controller. Mr. Murphy worked with Bunge Foods in the bakery and dairy industrial ingredient divisions in senior accounting positions since 1988 prior to joining the Edwards Baking Company. Prior to 1988, Mr. Murphy managed the accounting functions for a Burger King franchisee group and began his food industry career with the Grand Union Company, spending five years in retail supermarket operations.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table provides information concerning compensation paid by the Company to each of the named executive officers of the Company, consisting of the Chief Executive Officer and the Chief Financial Officer whose compensation exceeded $100,000 during fiscal 2001, for each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           LONG TERM      ALL OTHER
            NAME AND PRINCIPAL POSITION        YEAR                 ANNUAL COMPENSATION                    COMPENSA-       COMPENSA-
                                                                                                               TION          TION
                                                                                                                            ($)(3)
                                                     -------------------------------------------------------------------------------
                                                                                             OTHER          SECURITIES
                                                      SALARY ($)        BONUS ($)            ANNUAL         UNDERLYING
                                                                           (1)              COMPEN-        OPTIONS (#)
                                                                                         SATION ($)(2)
------------------------------------------------------------------------------------------------------------------------------------
STANISLAS VILGRAIN
 President and Chief Executive Officer         2001          174000            --             8,624             50,000        3,514
 President and Chief Operating Officer         2000         185,000            --             7,500             50,000        4,700
 President and Chief Operating Officer         1999         185,000       150,000             7,457             50,000        3,613
ROBERT MURPHY
 Vice President - Chief Financial Officer      2001         162.000            --            12,288             50,000
 Vice President - Chief Financial Officer      2000         130,000        50,000            12,015             50,000           --
 Vice President - Chief Financial Officer      1999         110,000        60,000            12,015             50,000           --


1) The Company's executive officers are eligible for cash bonuses under the Company's Executive Incentive Compensation Plan, which are based on objectives determined by the Compensation Committee of the Board.
    See "BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION."
2)  Other annual compensation consists of annual car allowances.
3) All other compensation consists of 401(k) and supplemental retirement plan matching funds paid by the Company.

STOCK OPTIONS

The following table sets forth certain information regarding stock options granted to the named executive officers during the Company's 2001 fiscal year. No stock appreciation rights were granted during fiscal year 2001.


                        OPTION GRANTS IN FISCAL YEAR 2001

-------------------------------------------------------------------------------------------
                  CURRENT YEAR INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                                                                          STOCK PRICE
                                                                       APPRECIATION FOR
                                                                        OPTION TERM (2)
--------------------------------------------------------------------


                      NUMBER OF
                     SECURITIES   PERCENT OF   EXERCISE   EXPIRATION
                     UNDERLYING      TOTAL     OR BASE      DATE
                       OPTIONS      OPTIONS    PRICE
                       GRANTED    GRANTED TO    ($/Sh)
       NAME            (#) (1)     EMPLOYEES
                                   IN FISCAL                         ----------- ----------
                                     YEAR                              5% ($)     10% ($)
-------------------------------------------------------------------------------------------
Stanislas Vilgrain     50,000         25%       $1.125    10/31/10

Robert Murphy          50,000         25%       $1.125    10/31/10
-------------------------------------------------------------------------------------------


(1) The options were granted under the 1999 Plan. Under the 1999 Plan, each option granted may be exercised during the period of the employee's continuous employment by the Company, or within three months thereafter, or within one year after the employee's death or total and permanent disability, if the death or total and permanent disability occurs while employed or if the death occurs during the three months after termination; provided that no option is exercisable after its expiration date. All options granted in fiscal year 2001 expire within ten years from the date of grant. All unvested options of an optionee become fully vested and exercisable upon the death or total and permanent disability of an optionee and all unvested options of all optionees become fully vested and exercisable upon a change of control of the Company. A change of control is defined as an event, the result of which would be that more than 50% of the voting stock of the Company would be owned by persons or entities other than FRC or any persons controlling or controlled by FRC. Grants vest and become exercisable to the extent of 25% of the total on the day of grant, and 25% of the total on each of the first three anniversaries of the date of grant.

(2) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the ten year term of the options and are mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holder's continued employment throughout any applicable vesting period. Thus, the values reflected in this table are based on hypothetical rates and these values may not be achieved or may be exceeded. The value indicated in this table is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

      The following table sets forth certain information regarding stock options exercised by the executive officers named in the Summary Compensation Table during the Company's 2001 fiscal year and the year-end values of unexercised options held by such executive officers.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                        AND FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------
            Name              Shares Acquired on      Value Realized ($)     Number of Securities Underlying
                                   Exercise                                   Unexercised Options at Fiscal
                                                                                       Year End(#)
                                                                                       Exercisable\
                                                                                      Unexercisable
--------------------------------------------------------------------------------------------------------------
Stanislas Vilgrain                   None                    None                   405,250 \ 106,250

Robert Murphy                        None                    None                    52,500 \ 77,500
--------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------
            Name             Value of Unexercised in-the-Money
                              Options at Fiscal Year End ($)
                                        Exercisable\
                                       Unexercisable

----------------------------------------------------------------
Stanislas Vilgrain                      9,938\5,750

Robert Murphy                          23,345\5,675
----------------------------------------------------------------



COMPENSATION OF DIRECTORS

      Each Director, except for the Chairman of the Board and the President, receives $7,000 per year for serving on the Board and attending special and annual meetings. For fiscal year 2001, the Chairman of the Board received a total of $1,000 for serving in that capacity. Members of the committees receive $1,000 each for service on each committee. The Company also reimburses directors for their costs incurred in attending meetings of the Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Mr. David Jordan and Charles McGettigan.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

      In fiscal year 2001 the full Board approved the Company's compensation policy.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

      The Board evaluates and sets the base salary for the Chief Executive Officer (the "CEO") of the Company. The CEO evaluates and sets the base salaries for all other executive officers of the Company. In addition, the Compensation Committee evaluates and sets the parameters for the Executive Incentive Compensation Plan ("EICP"). The Stock Option Committee of the Board administers the Company's 1992 and 1999 Stock Option Plans.

      The major objective of the Company's compensation program is to align compensation with business results. The Company's program is designed to (1) attract, retain, and reward senior management who are able to meet and exceed business objectives, (2) tie a meaningful portion of compensation to the achievement of improved earnings growth and other business objectives, and (3) provide stock-based long term incentives to executives that directly link their compensation to stock appreciation. To this end, the components of the compensation program include base salary, results-based cash incentives, and long-term equity-based rewards.

      Base Salary

      The Directors set the base salary for the CEO based upon the historical salary levels for the past five years, along with Company performance and prevailing food service industry conditions. The CEO sets base salary for each other executive officer based on the relative level of responsibility of the respective position within the organization, and the base salaries paid to executives holding similar positions within the same industry.

      Incentive Compensation

      The EICP provides the opportunity for eligible executives to earn a specified percentage of division and/or Company operating income on the achievement of pre-determined objectives. The Board establishes the percentages and goals for the CEO, and the CEO establishes the percentages and the goals for each other eligible executive based on the responsibility of each executive position. The percentage so established for each executive is then applied to revenues, profits, and achievement of targeted profit levels, or a combination thereof, as deemed appropriate by the Board or the CEO, as the case may be. No profit related incentive compensation is paid to these executives should the results of the division and/or the Company be unprofitable.

      Stock Option Program

      The 1992 and 1999 Stock Option Plans were established to provide additional incentive and reward to those executives who deliver the results that maximize stockholder value. Stock Options valued at fair market value as of the date of grant provide potential reward based on the Company's future stock performance. Additionally, the option program for executives utilizes vesting periods to encourage key executives to continue in the employ of the Company. One of the factors considered by the Stock Option Committee in granting options is the relative level of responsibility of the executive officer's position within the Company.


Policy with Respect to Section 162(m) Deduction Limit

In light of the Company's historical compensation practices, the Company has not adopted a policy with respect to deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The compensation level for Mr. Stanislas Vilgrain, the CEO of the Company, is a combination of salary, incentive compensation, and stock options. The Compensation Committee reviews the salary level of the CEO on an annual basis and makes a recommendation to the Board, after consideration of company performance relative to its business plan, individual performance of the CEO, the expected objectives for the coming year, and other factors that the Board may, in its discretion, deem relevant at that time.

      In recognition of the responsibilities of the CEO, including that of attaining the goal of Company profitability, the Board established Mr. S. Vilgrain's incentive compensation program to include 3.5% consolidated after tax profit if above budget, and other discretionary compensation as the Board deems appropriate.

      In preparation for making any decision regarding the grant of stock options, the Stock Option Committee evaluates Mr. S. Vilgrain's past achievements and his critical leadership role in the Company's future success. In addition, the Stock Option Committee is mindful of the goals described above and its intent to use the Stock Option Plan as a means to align the financial interest of the CEO with those of the Company's stockholders.

                               Jean-Louis Vilgrain
                               Stanislas Vilgrain
                               Sebastien Vilgrain
                               Charles McGettigan
                               David Jordan
                               Robert van Roijen
                               The Board of Directors of the Company



                           AUDIT COMMITTEE ACTIVITIES


The audit committee has reviewed and discussed the audited financial statements with the company's management They have also discussed certain matters with the independent auditors, as required under SAS 61, as amended by SAS 90. Also, they have received the written disclosures and letter from the independent auditors, as required by ISB 1, and discussed the issue of auditor independence with the independent auditors. Based on its review of the information and discussions required in the three items listed above, the audit committee recommended to the board of directors that the financial statements be included in the Annual Report for the previous year filed with the SEC on Form 10-K.

David Jordan


AUDIT FEES

During fiscal 2001, Grant Thornton LLP billed us for services performed as follows:

Audit of our annual financial statements included in
our Form 10-K and the reviews of the financial
statements included in our Forms 10-Q.                         $ 110,125

Financial Information Systems Design and
 Implementation Fees                                                 $ 0

All Other Fees (income tax compliance)                           $ 8,500

FIVE-YEAR PERFORMANCE COMPARISON

      The following graph shows the changes over the past five-year period in the value of $100 invested in Common Stock of the Company, the NASDAQ Stock Market-US Index and the Dow Jones Food Index. The Company has been notified by NASDAQ that it does not meet the minimum bid requirement to be included in the NASDAQ National Market. The Company currently trades on the NASDAQ OTC Bulletin Board.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
      AMONG CUISINE SOLUTIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE DOW JONES FOOD INDEX


                                   [GRAPH]

                                                                   Cumulative Total Return
                                          ------------------------------------------------------------------------------
                                                6/96          6/97           6/98          6/99        6/00        6/01
CUISINE SOLUTIONS, INC.                       100.00         58.33          40.28         53.78       68.04       51.78
NASDAQ STOCK MARKET (U.S.)                    100.00        121.60         160.06        230.22      340.37      184.51
DOW JONES FOOD                                100.00        133.10         155.77        133.07      121.92      140.44


* $100 INVESTED ON 6/30/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.

                              CERTAIN TRANSACTIONS

      The Company receives consulting services under an agreement with Food Investors Corporation ("FIC"), which is majority owned by Secria Europe. FRC, the majority stockholder of the Company, also owns Secria Europe. Pursuant to the consulting agreement, FIC provides services related to management, planning, strategy development and pursuing world-wide interests of the Company. This agreement is renewable by the Company annually. The amount paid by the Company to FIC in fiscal year 2001 was $144,000.

        During fiscal year 1998 the Company issued an employee loan in the amount of $375,000. The loan of $375,000 was combined with the loan this officer had outstanding in the amount of $45,000 at the end of fiscal year 1997. The revised loan amount of $420,000 bears interest of at 6.5% per annum and is payable on October 1, 2002 and is collateralized by the employee's home. Payments on the loan will be derived from the equity proceeds from the sale of the employees first residence, a portion of future annual bonuses to be paid to the employee by the Company as negotiated. All outstanding balances of the note, including principal and interest accrued thereon, shall become payable in full on October 1, 2002. At the end of fiscal year 1998 the employee sold his first residence and applied the net proceeds of $26,000 from the sale of the residence as payment towards the loan. Subsequent to fiscal year 2001, the outstanding principal plus interest on this loan was paid in full.

        During fiscal year 1999, the Company issued two employee loans in the amount of $55,000 and $85,000. The loan of $55,000 was collateralized by the employee's first residence and bears interest of 6.5% per annum. The payment of the note is payable from the net equity proceeds on the sale of the collateralized property and shall be deemed payable in full within two years from the date of the note if the property is not sooner sold. During fiscal year 1999 and fiscal year 2000, $23,000 and $20,000 respectively was collected on the $55,000 notes and during fiscal year 2001, the loan principal plus accrued interest was paid in full. The loan of $85,000 is collateralized by the employee's home and bears interest at 6.6% per annum. The payment of the note is due and payable in full five years from the date of the loan or six months after the employee's termination whichever comes first. During fiscal year 2000, $20,000 was received and during fiscal year 2001, an additional $20,000 was received and applied toward principal interest.

During fiscal year 2000, Cuisine Solutions completed the acquisition of Nouvelle Carte France in which Nouvelle Carte France became a wholly owned subsidiary of Cuisine Solutions, Inc. Simultaneous with the acquisition, Nouvelle Carte France changed its name to Cuisine Solutions France. Subsequent to the acquisition, Cuisine Solutions France adopted a thirteen period accounting calendar similar to the Cuisine Solutions, Inc. As a result of the change in the fiscal year 2000 and the acquisition accounted for as a pooling of interests, the Company's 2000 and 1999 financial statements have been restated to retroactively combine the financial performance of Cuisine Solutions France at the beginning of the earliest period presented. The fiscal year 2001 results sustained the fact that the acquisition enabled the Company to expand sales through existing distribution channels and to meet increased demand from airline customers for products served on flights originating in Europe.

In connection with the acquisition of Nouvelle Carte, the Company issued 1,500,000 unregistered shares of the Company's Common Stock to Food Research Corporation, the majority shareholder of the Company. The shares were issued in exchange for all the issued and outstanding equity interest in NOUVELLE CARTE FRANCE pursuant to agreements dated as of October 29, 1999. Prior to giving effect to the acquisition, Food Research Corporation was the beneficial owner of 7,020,588 shares, or 52.9%, of the Company's common stock. Food Research Corporation is owned by Jean Louis Vilgrain, Chairman of the Board of Directors of the Company, Stanilas Vilgrain, President and Chief Executive Officer and a member of the Board of Directors of the Company and Sebastien Vilgrain, a member of the Board of Directors of the Company. After giving effect to the issuance of 1,500,000 shares of common stock as a result of the transaction, Food Research Corporation is the beneficial owner of approximately 57.7% of the Company's outstanding common stock.

Pursuant to the Agreement, the Company also agreed to issue additional Common Stock in an amount to be determined based upon Nouvelle Carte's operating performance for the two years ending June 30, 2001. The additional consideration to be paid was determined as follows: if Nouvelle Carte's operating income is less than FFr 1,500,000 for the year ended June 30, 2000, no additional shares will be issued in respect of such year; if operating income is more than FFr 1,500,000 (equivalent to US$ 194,152 based upon the currency exchange rate as at June 30, 2001), but less than FFr 2,000,000 (equivalent to US$ 258,870) for such year, 375,000 shares of Common Stock will be issued; if operating income exceeds FFr 2,000,000 for such year, 500,000 shares of Common Stock will be issued; if Nouvelle Carte's operating income is less than FFr 2,000,000 for the year ended June 30, 2001, no additional shares will be issued in respect of such year; if operating income is more than FFr 2,000,000, but less than FFr 2,500,000 (equivalent to US$ 323,587) for such year, 375,000 shares of Common Stock will be issued; and if operating income exceeds FFr 2,500,000 for such year, 500,000 shares of Common Stock will be issued. Accordingly, an aggregate additional 1,000,000 shares of Common Stock are issuable if the maximum performance targets are achieved for both years. The purchase price was negotiated between a committee of independent directors of the Company who are not affiliated with the Company's majority stockholder, and such majority stockholder, and was intended to approximate the book value of the net assets acquired.

The Board of Directors of the Company approved extending the earn-out target to a combined two-year objective rather than a year-by-year objective. The subsidiary did not reach the maximum earn-out objective for fiscal year 2000 due to increased product costs for salmon items. The Board agreed that since Cuisine Solutions mandated that the French subsidiary use product exclusively from the Norwegian subsidiary, it affected the operating costs of the French subsidiary. Therefore, the consolidated target remained the same but for a consolidated two-year period.

Cuisine Solutions France has achieved the target for the 1,000,000 shares as of June 31, 2001. The additional shares will be issued to the seller during fiscal year 2002 by using 100% of the Company's treasury stock and new issues of unregistered stock for the balance of the shares.

On June 12, 2001, the Company signed an agreement to create a partnership to build a sous vide processing facility in Chile. The purpose of the facility would be to produce high quality, value priced whitefish, shellfish and salmon products in Chile for the Global Retail and Foodservice markets. Cuisine Solutions, Inc. would sell the Norwegian facility to the Chilean Group for approximately $3,900,000, the sole investment required to own 48% of the new joint venture, Cuisine Solutions Chile.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      The rules of the SEC currently provide that stockholder proposals for the 2001 Annual Meeting be submitted pursuant to Rule 14a-8 of the Exchange Act must be received at the Company's principal executive office not less than 120 calendar days prior to the anniversary data of the release of the Company's proxy statement to stockholders in connection with the 2000 Annual Meeting to be considered by the Company for possible inclusion in the proxy materials for the 2001 Annual Meeting.


                                  OTHER MATTERS

      The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed proxy form will be voted in respect thereof in accordance with the judgements of the persons voting the proxies.

      It is important that the proxies be returned promptly and that your shares be represented in the Annual Meeting. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

      A copy of the Company's 2001 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended June 30, 2001 on Form 10-K with the SEC. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE FORM 10-K BY WRITING TO ROBERT MURPHY, THE CHIEF FINANCIAL OFFICER OF THE COMPANY, AT THE COMPANY'S ADDRESS. The Edgar version of the Annual Report, Form 10-K and Proxy Statement will also be available on-line through the Company's Internet web site (http://www.cuisinesolutions.com). The Company's symbol is CUIS.


By Order of the Board of Directors



Jean-Louis Vilgrain
Chairman of the Board

                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             PROXY               The undersigned hereby appoints Jean-Louis Vilgrain and Stanislas
CUISINE SOLUTIONS, INC.          Vilgrain, and each of them, as proxies, with power of substitution and
85 S. BRAGG STREET, SUITE 600    hereby authorizes them to represent and to vote, as designated below,
ALEXANDRIA, VA 22312             the shares of common stock of Cuisine Solutions, Inc. held of record by the undersigned on September 19, 2001 at the annual meeting of stockholders to be held on October 16, 2001 or any adjournment thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.  ELECTION OF DIRECTORS:     [ ]  FOR  all nominees listed                    [ ]  WITHHOLD AUTHORITY
                                    (except as marked to the contrary below)    to vote for all nominees listed below

Jean-Louis Vilgrain, Stanislas Vilgrain, Sebastien Vilgrain, David Jordan, Charles McGettigan, Robert van Roijen and Robert Murphy.

(INSTRUCTION: To withhold authority to vote for any individual nominee mark that nominee's name in the space provided below.)

2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

                                    (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE.)

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                                Please sign below exactly as name appears on the account. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                DATE:_____________________________________, 2001


                                Signature


                                Signature if held jointly.


  PLEASE MARK, SIGN DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.



                                      2